UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                            THE VALSPAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

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          4)   Date Filed:

________________________________________________________________________________

                             THE VALSPAR CORPORATION

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 27, 2002


     The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 27, 2002 at 11:00 A.M., for the following purposes:

     1.   To elect four directors (Class I) for a term of three years;

     2. To approve an amendment to the Corporation's Stock Option Plan for Non-Employee Directors;

     3. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 25, 2002; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on December 31, 2001 are entitled to notice of and to vote at the meeting.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 26, 2001 also accompanies this Notice.


                                        By Order of the Board of Directors,


                                        /s/ Rolf Engh


                                        ROLF ENGH,
                                        SECRETARY


Approximate Date of Mailing of Proxy Material:
January 25, 2002


    PLEASE REFER TO THE ENCLOSED PROXY CARD AND THE ATTACHED PROXY STATEMENT
          FOR INFORMATION ON NEW VOTING OPTIONS: INTERNET -- TELEPHONE

                             THE VALSPAR CORPORATION

                             1101 THIRD STREET SOUTH
                                  P.O. BOX 1461
                          MINNEAPOLIS, MINNESOTA 55440

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 27, 2002

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Corporation's Board of Directors. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

     This year, registered stockholders may vote in one of three ways: by completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder's identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

     Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

     If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the Delaware General Corporation Law, in all matters other than the election of directors, an action of the stockholders requires the affirmative vote of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes do not have the same effect as a negative vote on the matter.


                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

     In accordance with the Corporation's By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class I directors will expire at the annual meeting in 2002. The Board of Directors has nominated

Thomas R. McBurney, Richard M. Rompala, Michael P. Sullivan and Richard L. White for re-election as Class I directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the four nominees listed in Class I below, to hold office until the annual meeting in 2005 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
--------------------------------------------------------------------------------
                   CLASS I NOMINEES FOR TERM EXPIRING IN 2005
--------------------------------------------------------------------------------
THOMAS R. MCBURNEY            President, McBurney Management Advisors
 Director since 1987
 Age -- 63

Mr. McBurney has held his present position as President of McBurney Management Advisors, a management consulting firm, since 1990. Mr. McBurney is also a director of Wenger Corporation, Meritex Enterprises, Inc., American Express Certificate Company, IDS Life Series Fund, Inc., IDS Life Variable Annuity Funds A & B and Greenspring Companies.
--------------------------------------------------------------------------------
RICHARD M. ROMPALA            Chairman, President and Chief Executive Officer of
 Director since 1994          the Corporation
 Age -- 55

Mr. Rompala has held his present position as Chairman since February 1998, Chief Executive Officer since October 1995 and President since March 1994. Mr. Rompala is also a director of Olin Corporation.
--------------------------------------------------------------------------------
MICHAEL P. SULLIVAN           Chairman, International Dairy Queen, Inc.
 Director since 1990
 Age -- 67

Mr. Sullivan has held his present position as Chairman since January 2001 and previously served as President and Chief Executive Officer from 1987 to 2001. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America and Adler Trust Company.
--------------------------------------------------------------------------------
RICHARD L. WHITE, PH.D.       Former Executive Vice President, Bayer Corporation
 Director since 2000
 Age -- 62

Dr. White retired as Executive Vice President of Bayer Corporation on November 1, 1999. Prior to 1999, Dr. White served as Executive Vice President since July 1991. Dr. White is also a director of Petro Rem.
--------------------------------------------------------------------------------

       NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
              OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
--------------------------------------------------------------------------------
               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2003
--------------------------------------------------------------------------------
SUSAN S. BOREN                Principal, SpencerStuart
 Director since 1991
 Age -- 54

Ms. Boren has been Principal-Minneapolis office of SpencerStuart, an executive search firm, since May 2000. Prior to 2000, Ms. Boren was Director-Minneapolis office of SpencerStuart, since May 1998. Prior to 1998, Ms. Boren was the President of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values.
--------------------------------------------------------------------------------
JEFFREY H. CURLER             President and Chief Executive Officer,
 Director since 1997          Bemis Company, Inc.
 Age -- 51

Mr. Curler has held his present position as Chief Executive Officer since May 2000 and President since May 1996. Mr. Curler previously served as Chief Operating Officer from 1998 to 2000. Mr. Curler is also a director of Bemis Company, Inc.
--------------------------------------------------------------------------------
EDWARD B. POLLAK              Retired Senior Vice President,
 Director since 1997          Olin Corporation
 Age -- 67

Mr. Pollak served as Chief Executive Officer of Yellow Cab Management, Inc. from November 2000 to November 2001. Prior to 2000, Mr. Pollak served as Vice President of Crompton Corporation (formerly CK Witco Corporation) since October 1999 and served as Vice President -- Asia Pacific, Witco Corporation since August 1997. Prior to 1997, Mr. Pollak served as Vice President -- International, OSi Specialties, Inc., a subsidiary of Witco Corporation, since July 1994. Prior to 1994, Mr. Pollak served as Senior Vice President of Olin Corporation since 1991 and President and Chief Executive Officer of Olin Hunt Specialty Products, a wholly-owned subsidiary of Olin Corporation, since 1986.
--------------------------------------------------------------------------------
               CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2004
--------------------------------------------------------------------------------
CHARLES W. GAILLARD           Retired President, General Mills, Inc.
 Director since 1999
 Age -- 61

Mr. Gaillard retired as President of General Mills, Inc. on October 1, 1999. Prior to 1999, Mr. Gaillard served as President since May 1995 and Vice Chairman since December 1993. Mr. Gaillard is also a director of PepsiAmericas, Inc. (formerly Whitman Corporation).
--------------------------------------------------------------------------------

       NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
              OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
--------------------------------------------------------------------------------
MAE C. JEMISON, M.D.          President, The Jemison Group, Inc.
 Director since January 2002
 Age -- 45

Dr. Jemison has been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. She is also President of BioSentient Corporation, a medical technology company she founded in December 2000. Dr. Jemison is a professor of Environmental Studies at Dartmouth College and directs the Jemison Institute for Advancing Technology in Developing Countries at Dartmouth College. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavor Flight in September 1992. Dr. Jemison is also a director of Scholastic, Inc., a publishing company.
--------------------------------------------------------------------------------
GREGORY R. PALEN              Chairman and Chief Executive Officer,
 Director since 1992          Spectro Alloys Corporation; Chief Executive
 Age -- 46                    Officer, Palen/Kimball Company

Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also a director of Palen/Kimball Company, Spectro Alloys Corporation, Opus Northwest LLC and Polaris Industries Inc.

--------------------------------------------------------------------------------
LAWRENCE PERLMAN              Chairman, Arbitron, Inc.; Chairman and
 Director since 1992          Chief Executive Officer, XIOtech Corporation;
 Age -- 63                    Private Investor

Mr. Perlman has held his present position as Chairman of Arbitron, Inc. since March 2001 and Chairman and Chief Executive Officer of XIOtech Corporation since August 2001. Prior to 2001, Mr. Perlman retired as Chairman of Ceridian Corporation in April 2000 and as Co-Chairman of Seagate Technology, Inc. in December 2000. Prior to 2000, Mr. Perlman served as Chairman since November 1992 and Chief Executive Officer from 1990 through 1999 of Ceridian Corporation and as Co-Chairman of Seagate Technology, Inc. since 1998. Mr. Perlman is also a director of Arbitron, Inc., XIOtech Corporation, Amdocs Limited and Carlson Companies, Inc.
--------------------------------------------------------------------------------

BOARD COMMITTEES

     The standing committees of the Board of Directors for 2001 were as follows:

       NAME OF COMMITTEE             MEMBERSHIP
       -----------------             ----------

       Audit Committee               Susan S. Boren, Jeffrey H. Curler -- Chair,
                                     Charles W. Gaillard, Thomas R. McBurney,
                                     Gregory R. Palen and Richard L. White

       Executive Committee           Thomas R. McBurney, Richard M. Rompala --
                                     Chair and Michael P. Sullivan

       Compensation Committee        Susan S. Boren, Thomas R. McBurney,
                                     Lawrence Perlman, Edward B. Pollak and
                                     Michael P. Sullivan -- Chair

       Governance Committee          Susan S. Boren, Jeffrey H. Curler,
                                     Charles W. Gaillard, Thomas R. McBurney --
                                     Chair, Gregory R. Palen, Lawrence Perlman,
                                     Edward B. Pollak, Michael P. Sullivan and
                                     Richard L. White

     Dr. Mae C. Jemison was appointed to the Audit and Governance Committees, effective January 2002.

     The Board of Directors met seven times during fiscal 2001.

     The Audit Committee held three meetings during the fiscal year and held four teleconferences with the Audit Committee Chair prior to each quarterly earnings release. The duties and activities of the Audit Committee are described in the Board Audit Committee Report on page 14. The Board of Directors has determined, in its business judgment, that all members of the Audit Committee are "independent", as required by the applicable listing standards of the New York Stock Exchange.

     The Governance Committee held four meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, considered nominations for Board membership and considered other matters related to corporate governance.

     The Compensation Committee held two meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

     The Governance Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

     During fiscal 2001, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Mr. Perlman who attended 5 of 9 such meetings.

DIRECTOR COMPENSATION

     Directors who are not officers of the Corporation receive an annual fee of $30,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $35,000 and the Chair of the Governance Committee receiving an annual fee of $40,000. Prior to January 1, 2002, the annual fee for the Chairs of the Audit and Compensation Committees was $33,000. Attendance fees of $1,000 are paid for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held the same day as a Board of Directors meeting. At a director's option, the annual fee and attendance fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, each non-employee director is automatically granted a non-qualified stock option every year under the Corporation's Stock Option Plan for Non-Employee Directors. See "Proposal Number Two -- Approval of Amendment of The Valspar Corporation Stock Option Plan for Non-Employee Directors." For grants in respect of service in fiscal year 2001, each Non-Employee Director serving as a member of the Board on October 26, 2001 will automatically be granted a non-qualified stock option, on the date of the Company's annual meeting in 2002. Assuming that the stockholders approve the proposed amendment to the plan, the value of the stock option will be equal to 100% of the annual retainer and meeting fees for the preceding year. Prior to the amendment, the non-qualified stock option grants have had a value equal to one-half of the amount of the director's annual retainer for the most recently ended fiscal year. The per share option exercise price is equal to 100% of the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The number of shares subject to the option is determined by using the same option valuation model used to value options for purposes of the notes to the Corporation's audited financial statements for the prior fiscal year. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee. On February 28, 2001, the non-employee directors received options to purchase the following numbers of shares at an exercise price of $32.75 per share: Ms. Boren, 2,550 shares; Mr. Curler, 2,150 shares; Mr. Gaillard, 2,150 shares; Mr. McBurney, 2,950 shares; Mr. Palen, 2,350 shares; Mr. Perlman, 2,300 shares; Mr. Pollak, 2,400 shares; Mr. Sullivan, 2,600 shares; and Mr. White, 2,000 shares.

                              CERTAIN TRANSACTIONS

     The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1999, 2000 and 2001 and bear an interest rate of 5.1%, 6.39% and 6.09%, respectively. The following lists each director and executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 2001, and indicates (i) the largest loan amount outstanding for such individual at any time since October 28, 2000, and (ii) the loan amount outstanding for such individual as of December 31, 2001:

                                    LARGEST AMOUNT
              NAME OF             OUTSTANDING SINCE      AMOUNT OUTSTANDING
         EXECUTIVE OFFICER         OCTOBER 28, 2000    AS OF DECEMBER 31, 2001
       --------------------       -----------------    -----------------------
       John M. Ballbach               $119,858               $ 77,718
       Rolf Engh                       234,470                163,288
       Steven L. Erdahl                129,674                106,318
       William L. Mansfield            108,954                 82,924
       Paul C. Reyelts                 104,774                 37,448
       Richard M. Rompala              144,225                 94,802

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Corporation's directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the Securities and Exchange Commission ("SEC") certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 26, 2001, and except as set forth below, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act. There was a late filing of one Form 4 on behalf of Mr. John M. Ballbach, an executive officer of the Corporation, reporting an open market sale of common stock. This was an inadvertent omission and the Form 4 was promptly filed upon discovery of the oversight.

                             EXECUTIVE COMPENSATION


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 26, 2001, October 27, 2000 and October 29, 1999, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation's President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the "Named Executives"):


                           SUMMARY COMPENSATION TABLE

                                              ANNUAL                        LONG TERM
                                           COMPENSATION                COMPENSATION AWARDS
                                       --------------------   -------------------------------------
                                                              RESTRICTED STOCK         OPTIONS           ALL OTHER
NAME AND PRINCIPAL POSITION*   YEAR     SALARY     BONUS(1)     AWARDS(2)(3)     (NO. OF SHARES)(4)   COMPENSATION(5)
----------------------------   ----    --------    --------   ----------------   ------------------   ---------------
Richard M. Rompala             2001    $732,300    $213,207       $213,207            176,500             $73,087
 Chairman, President and       2000     640,000           0              0            165,296              91,378
 Chief Executive Officer       1999     586,923           0        873,342             55,000              75,031

Steven L. Erdahl               2001     300,184      99,061         99,061             55,500              23,740
 Senior Vice President,        2000     276,149           0              0             66,053              37,889
 Industrial and Automotive     1999     244,308           0        302,942             17,500              30,808
 Coatings

Paul C. Reyelts                2001     300,184           0        188,276             64,500              23,951
 Senior Vice President,        2000     278,264           0              0             66,580              40,208
 Finance and Chief             1999     262,500           0        304,500             17,500              33,408
 Financial Officer

John M. Ballbach               2001     283,070     101,594        101,594             52,000              36,269
 Senior Vice President,        2000     253,269     107,108              0             35,123              43,950
 EPS, Color Corporation of     1999     205,385     121,177              0              9,000              25,008
 America and Operations

William L. Mansfield           2001     300,184      90,055         90,055             55,500              23,951
 Senior Vice President,        2000     278,264           0              0             61,667              40,896
 Architectural, Packaging      1999     254,654           0        323,410             17,500              31,493
 and Specialty Coatings

----------------------------
* As of October 26, 2001

(1) Includes, for these fiscal years, cash bonuses under the Incentive Bonus Plan. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock or stock options pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Board Compensation Committee Report on Executive Compensation."

(2) Pursuant to the Key Employee Annual Bonus Plan, Mr. Reyelts elected to receive his bonus under the Incentive Bonus Plan for fiscal 2001 in restricted stock, and each Named Executive received an additional restricted stock grant with a value equal to the amount of the bonus. For fiscal 2000, each of the Named Executives, other than Mr. Ballbach, agreed to accept a stock option grant under the 1991 Stock Option Plan in lieu of the restricted stock or the cash bonus. For fiscal 1999, each of the Named Executives, other than Mr. Ballbach, elected to receive all of his bonus in the form of a grant of restricted stock with a value equal to two times the amount of the bonus. Each grant of restricted stock is subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control.

(3) As of October 26, 2001, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Corporation's common stock on such date: Mr. Rompala, 38,130 shares, $1,301,377; Mr. Erdahl, 14,233 shares, $485,772;
     Mr. Reyelts, 13,817 shares, $471,574; Mr. Ballbach, 0 shares, $0; and Mr. Mansfield, 12,414 shares, $423,690. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 2001 were granted on December 12, 2000 and October 17, 2001 pursuant to the Key Employee Annual Bonus Plan based on a percentage of each individual's base salary. Options granted to Messrs. Rompala, Erdahl, Reyelts and Mansfield in fiscal 2000 include the individual's election to accept a stock option grant in lieu of a fiscal 2000 restricted stock grant.

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive. Due to an interim plan change under the Profit Sharing Retirement Plan, the contribution period reported represents a two-month period.


STOCK OPTIONS

     The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 2001:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                           POTENTIAL
                               ---------------------------------------------------      REALIZABLE VALUE
                                           % OF TOTAL                                   AT ASSUMED ANNUAL
                                            OPTIONS                                     RATE OF STOCK PRICE
                                           GRANTED TO                                    APPRECIATION FOR
                                           EMPLOYEES                                      OPTION TERM(3)
                                OPTIONS    IN FISCAL   EXERCISE PRICE   EXPIRATION  ------------------------
NAME                           GRANTED(1)     YEAR      PER SHARE(2)       DATE          5%           10%
----                           ----------  ---------   --------------   ----------  ----------    ----------
Richard M. Rompala ..........    76,500        8.2        $  29.92      12/12/10    $1,439,730    $3,647,520
                                100,000        6.8           33.60      10/17/11     2,113,000     5,355,000
Steven L. Erdahl ............    25,500        2.7           29.92      12/12/10       479,910     1,215,840
                                 30,000        2.0           33.60      10/17/11       633,900     1,606,500
Paul C. Reyelts .............    29,500        3.2           29.92      12/12/10       555,190     1,406,560
                                 35,000        2.4           33.60      10/17/11       739,550     1,874,250
John M. Ballbach ............    23,500        2.5           29.92      12/12/10       442,270     1,120,480
                                 28,500        1.9           33.60      10/17/11       602,205     1,526,175
William L. Mansfield ........    25,500        2.7           29.92      12/12/10       479,910     1,215,840
                                 30,000        2.0           33.60      10/17/11       633,900     1,606,500

--------------------
(1) All options granted become exercisable starting one year from date of grant in one-third increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 2001 and unexercised options held as of October 26, 2001:


         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT               IN-THE-MONEY OPTIONS
                                 SHARES                       OCTOBER 26, 2001           AT OCTOBER 26, 2001(2)
                              ACQUIRED ON      VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE    REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------  -----------   -------------   -----------   -------------
Richard M. Rompala .........      0             --         440,577        262,019      $4,934,800      $372,608
Steven L. Erdahl ...........      0             --          96,850         82,713         871,939       120,320
Paul C. Reyelts ............      0             --          96,774         95,846         823,286       141,802
John M. Ballbach ...........      0             --          57,350         69,333         572,066       105,192
William L. Mansfield .......      0             --          94,644         83,793         811,237       122,700

--------------------
(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 26, 2001.


                          CHANGE IN CONTROL AGREEMENTS

     The Corporation has entered into agreements with certain key employees, including the Named Executives, providing for the continued employment of such executives for a period of up to two years following a change in control of the Corporation. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive's employment prior to the occurrence of a change in control or (ii) a payment event shall have occurred and the Corporation shall have satisfied all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive's employment with the Corporation or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by the Corporation as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of the Named Executives, is equal to: (a) the higher of: (i) three times the sum of executive's annual base salary in effect prior to the change in control and the target potential amount payable to the executive under all incentive compensation plans with a performance period commencing coincident with or most recently prior to the date on which a payment event occurs, assuming continuous employment until the end of the performance period (the "applicable incentive amount") or (ii) three times the sum of executive's annual base salary in effect prior to the payment event and the applicable incentive amount; plus (b) the pro rata portion of the applicable incentive amount for the year during which the termination occurs. The Corporation will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations thereunder. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.


COMPENSATION OF EXECUTIVE OFFICERS

     SALARY. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also uses compensation studies provided by an independent consultant to compare the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 15 and 16. The Committee does not use the market value or performance of the Corporation's Common Stock as a direct factor in determining the base salaries or bonuses of the executive officers. Increases in base salary are determined from time to time based on the Corporation's financial performance. The base salary of the Named Executives increased by an average of 10.1% from fiscal 2000 to fiscal 2001. The increases for 2001 reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity for fiscal 2000.

     BONUS PROGRAMS. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as sales, profits, expense control, unit growth and return on equity) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (81.25% -- 100% for executive officers in fiscal 2001) will be paid, depending on the level of achievement of the participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 2001 ranged from 29.1% to 35.9% of salary.

     Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. The plan is comprised of three elements: a stock option grant, a cash bonus and a restricted stock award equal to the cash bonus.

     Participants in this plan receive a nonqualified stock option, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance. The value of the shares subject to options for fiscal 2001 bonuses ranged from 300 to 350% of the 2001 base salary for the Named Executives and 400% for the Chief Executive Officer. These options were granted in October 2001 with an exercise price based on the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. Thirty-two employees, including all executive officers, were selected to participate for fiscal year 2001 in the plan. In addition, 991 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated as a percentage of base salary for the fiscal year based on performance.

     As to the cash bonus element, participants elected prior to the beginning of fiscal 2001 to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock. The participant was required to be employed on the last day of fiscal 2001 to receive the restricted stock grant for that fiscal year, and the restricted stock is granted in January 2002. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change in control of the Corporation. In addition, participants receive a restricted stock grant equal in amount to their cash bonus and having the same forfeiture provisions.

     OPTION PROGRAMS. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan. Currently, 8,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's common stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 2001 were determined under the Key Employee Annual Bonus Plan as described under "Bonus Programs" above.

     DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for executives. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. The provisions of the 1991 Stock Option Plan and the Key Employee Annual Bonus Plan are intended to permit compensation income of the Named Executives received under such plans to be deductible by the Corporation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In setting Mr. Rompala's base salary, the Committee considered quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to Mr. Rompala's duties and responsibilities. The Committee also compared Mr. Rompala's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 15 and 16. Mr. Rompala's base salary increased approximately 14.4% from fiscal 2000 to fiscal 2001. This increase reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala's performance targets included net income, net sales and modified cash flow. Mr. Rompala was eligible for a bonus of up to 100% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala's compensation. Mr. Rompala's bonus earned under the Incentive Bonus Plan for fiscal 2001 was $213,207, or 29.1% of his salary. Under the terms of the Incentive Bonus Plan, Mr. Rompala elected to receive the bonus in cash and also received a grant of restricted stock with a fair market value equal to the amount of the bonus. He also received stock options in October 2001 under the formula provided in the Key Employee Annual Bonus Plan. The value of the shares subject to these options for Mr. Rompala's fiscal 2001 bonus was 400% of his 2001 base salary.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                    OF THE CORPORATION'S BOARD OF DIRECTORS:

                    Susan S. Boren         Edward B. Pollack
                    Thomas R. McBurney     Michael P. Sullivan
                    Lawrence Perlman

                          BOARD AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Director of Internal Audit) and Ernst & Young LLP, the Corporation's independent public accountants ("Independent Auditors").

     The Audit Committee held meetings with the Corporation's internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation's internal controls, the overall quality of the Corporation's financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

     Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2002 fiscal year and (ii) that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended October 26, 2001 for filing with the Securities and Exchange Commission.

                        SUBMITTED BY THE AUDIT COMMITTEE
                     OF THE CORPORATION'S BOARD OF DIRECTORS

                     Susan S. Boren        Thomas R. McBurney
                     Jeffrey H. Curler     Gregory R. Palen
                     Charles W. Gaillard   Richard L. White

STOCK PERFORMANCE GRAPHS

     The graphs below compare the Corporation's cumulative total shareholder return for the last five fiscal years and the last ten fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graphs assume the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1996 and fiscal 1991, respectively, and the reinvestment of all dividends.

     The companies selected to form the peer group index are: PPG Industries, Inc.; Rohm and Haas Company; Ferro Corporation; NL Industries, Inc.; H.B. Fuller Company; The Sherwin-Williams Company; RPM, Inc.; and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc., Pratt & Lambert, Inc., Lawter International, Inc. and Lilly Industries, Inc. were excluded from the Peer Group as a result of being acquired, and Standard Brands Paint Company was excluded as a result of bankruptcy.

     The Corporation included the ten-year graph because it believes the ten-year graph provides useful information regarding performance of the Corporation's Common Stock over an extended period.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP

                               [PLOT POINTS CHART]

                             CUMULATIVE TOTAL RETURN
                             -----------------------
                1996     1997     1998     1999     2000     2001
                ----     ----     ----     ----     ----     ----
Valspar         $100     $122     $117     $128     $117     $147
Peer Group      $100     $111     $117     $121     $102     $114
S&P 500         $100     $132     $161     $203     $215     $161

Assumes $100 invested on October 31, 1996 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
        AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP

                               [PLOT POINTS CHART]

                                                   CUMULATIVE TOTAL RETURN
                                                   -----------------------
               1991     1992     1993     1994     1995     1996     1997     1998     1999     2000     2001
               ----     ----     ----     ----     ----     ----     ----     ----     ----     ----     ----
Valspar        $100     $142     $179     $166     $180     $230     $280     $269     $294     $270     $338
Peer Group     $100     $123     $136     $155     $163     $214     $238     $251     $259     $218     $243
S&P 500        $100     $110     $126     $131     $166     $206     $272     $332     $417     $443     $332

Assumes $100 invested on October 31, 1991 in the common stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.



                               PROPOSAL NUMBER TWO

                            APPROVAL OF AMENDMENT TO
      THE VALSPAR CORPORATION STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     On December 11, 2001, the Compensation Committee of the Corporation's Board of Directors approved an amendment, subject to approval of the stockholders of the Corporation, to The Valspar Corporation Stock Option Plan for Non-Employee Directors (the "Director Plan") increasing the value of the annual stock option granted to each non-employee director under the Director Plan beginning with grants at the 2002 Annual Meeting. The stockholders are being asked to approve this amendment.

BACKGROUND OF THE DIRECTOR PLAN

     The Corporation's Board of Directors adopted the Director Plan on December 10, 1997, and reserved 250,000 shares of Common Stock for issuance under the Director Plan, subject to approval of the stockholders of the Corporation, which was obtained on February 25, 1998. The Director Plan was developed to serve as part of a compensation program for non-employee directors. The Director Plan is intended to enhance the Corporation's ability to attract and retain the services of experienced and knowledgeable independent directors and to provide additional incentive for these directors to increase their interest in the Corporation's long-term success and progress. A registration statement covering the shares issuable under the Director Plan was filed in February 1998 with the Securities and Exchange Commission. Non-qualified stock options may be granted pursuant to the Director Plan until the Director Plan is discontinued or terminated by the Compensation Committee of the Board of Directors.


SUMMARY OF THE DIRECTOR PLAN AND AMENDMENT

     OPTION GRANTS UNDER THE DIRECTOR PLAN. Only members of the Corporation's Board of Directors who are not employees of the Corporation or any of its subsidiaries ("Non-Employee Directors") are eligible to receive option grants under the Director Plan. Commencing with the annual stockholder meeting in 1999, each Non-Employee Director serving as a member of the Board of Directors of the Corporation on the December 31 immediately preceding each annual meeting of the stockholders of the Corporation, was automatically granted a stock option on the date of such annual meeting.

     Under the Director Plan as originally adopted, each stock option granted under the Director Plan had a value equal to 50% of the amount of the current retainer paid to Non-Employee Directors for their service on the Board of Directors for the preceding fiscal year. The number of shares subject to the option is determined by using the same option valuation model used to value options for purposes of the notes to the Corporation's audited financial statements for the prior fiscal year. If no option valuation model is used for financial reporting purposes, the Board of Directors will determine the appropriate valuation model to be used for this purpose. For all years in which the Director Plan has been in effect, the Corporation has used the Black-Scholes valuation model for purposes of valuing the options. The options granted in February 2001 under the Director Plan are described under "Election of Directors -- Director Compensation."

     AMENDMENT PROPOSED FOR APPROVAL. The amendment adopted in December 2001, subject to stockholder approval, increases the value of the option grants to Non-Employee Directors starting with the grants at the 2002 Annual Meeting. If the stockholders approve the amendment, each Non-Employee Director who served as a member of the Board of Directors of the Corporation on October 26, 2001, will receive a stock option with a value of 100% of the amount of the annual retainer and meeting fees paid to the Non-Employee Director for his or her service on the Board of Directors and board committees for fiscal year 2001, compared to a value of 50% of the amount of the annual retainer for options granted before the Director Plan was amended. For subsequent fiscal years, the option grant will continue to have a value of 100% of the amount of the annual retainer and meeting fees paid to Non-Employee Directors for their service on the Board of Directors and board committees for the fiscal year, and will be made to each Non-Employee Director serving as a member of the Board of Directors of the Corporation as of the date of the October Board meeting of each year.

     TERMS OF STOCK OPTIONS. All options granted under the Director Plan are designated as non-qualified stock options. The per share option exercise price is equal to 100% of the fair market value of the Corporation's Common Stock on the date of grant, as determined by the closing price of the Corporation's Common Stock on the last business day prior to the date of grant. Each option is immediately exercisable in full and has a term of ten years. Upon termination of a person's service as a director of the Corporation, such director will be allowed to exercise the option for the shorter of the remaining term of the option or a period of three years after the date on which such person ceased to be a director. Under an amendment to the Director Plan adopted by the Compensation Committee in December 2001, each option granted under the Director Plan is transferable during the lifetime of the optionee to certain of the optionee's family members and related entities, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

     ADMINISTRATION. The Director Plan is administered by the Compensation Committee of the Board of Directors. The Director Plan vests broad powers in the Committee to administer and interpret the Director Plan, including the authority to prescribe the form and conditions of the options.

     ELIGIBILITY. Each Non-Employee Director of the Company will be eligible to participate in the Director Plan. The Corporation currently has ten Non-Employee Directors.

     EXERCISE OF OPTIONS. Upon exercise of an option under the Director Plan, the exercise price is to be paid in cash, by check or by delivering Common Stock of the Corporation valued at its then fair market value. The closing price of the Corporation's Common Stock was $39.60 on December 31, 2001.

     AMENDMENT. The Compensation Committee may from time to time suspend or discontinue the Director Plan for Non-Employee Directors or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the optionee without the consent of the optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Director Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) change the designation of the class of individuals eligible to receive options, or
(iii) materially increase the benefits accruing to optionees under the Director Plan.

     The Compensation Committee may equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Director Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Corporation receives no consideration. The Compensation Committee may also provide for the protection of optionees in the event of a merger, liquidation or reorganization of the Corporation.


FEDERAL INCOME TAX CONSEQUENCES

     Nonqualified stock option grants are not intended to and do not qualify for the favorable tax treatment permitted for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Director Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Corporation will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.


VOTE REQUIRED

     The Board recommends that the stockholders approve the amendment to The Valspar Corporation Stock Option Plan for Non-Employee Directors. The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required for approval.

                              PROPOSAL NUMBER THREE

                             APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Ernst & Young LLP to examine the Corporation's consolidated financial statements for the fiscal year ending October 25, 2002. Ernst & Young LLP acted as the Corporation's principal auditors for the fiscal year ended October 26, 2001. A representative of Ernst & Young LLP is expected to be present at the 2002 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

     FEES PAID TO INDEPENDENT AUDITORS. The following table shows the aggregate fees billed to the Corporation by Ernst & Young LLP for services rendered during the fiscal year ended October 26, 2001:

        DESCRIPTION OF FEES                                         $ AMOUNT
        -------------------                                        ----------
        Audit Fees(1)                                              $  603,800
        Financial Information Systems Design and Implementation    $        0
        All Other Fees
         Audit Related Services(2)                                 $  321,000
         Other Fees(3)                                             $  871,300
          Total All Other Fees(4)                                  $1,192,300

--------------------
(1) Includes fees for audit of the October 26, 2001 financial statements and reviews of the related quarterly financial statements.

(2) Includes fees for certain statutory audits, accounting and reporting assistance and audit work related to registration statements.

(3) Includes fees related to international tax planning, tax return preparation and assistance and state sales tax matters.

(4) The Audit Committee of the Board of Directors has considered whether providing these non-audit services is compatible with maintaining Ernst & Young LLP's independence.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Stockholders of record on December 31, 2001 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 49,598,813 shares of Common Stock, each share being entitled to one vote.


SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

        NAME AND ADDRESS                          SHARES           PERCENT
        OF BENEFICIAL OWNER                 BENEFICIALLY OWNED     OF CLASS
        -------------------                 ------------------     --------
        C. Angus Wurtele                       3,677,013(1)          7.4%
        80 South 8th Street
        Minneapolis, MN 55402

        Capital Research and Management Co.    2,677,300(2)          5.4%
        333 South Hope Street
        Los Angeles, CA 90071

        Resource Trust Company                 3,259,904(3)          6.6%
        900 Second Avenue South
        Minneapolis, MN 55402

--------------------
(1) Includes 60,010 shares which may be acquired within 60 days by exercise of outstanding options and 40,476 shares owned by Mr. Wurtele's wife.

(2) Shares reported on Schedule 13G as of December 31, 2000. Capital Research and Management Company, as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

(3) Shares reported on Schedule 13G as of December 31, 2000. Resource Trust Company reports shared investment power over 2,539,666 shares, sole investment power over 720,238 shares and sole voting power over 3,259,904 shares.

SHARE OWNERSHIP OF MANAGEMENT

     The following table lists, as of December 31, 2001, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of Common Stock.

     NAME                         SHARES(1)         NAME                        SHARES(1)
     ----                         ---------         ----                        ---------
     John M. Ballbach .......     93,627(3)         Gregory R. Palen ......     20,803(4)(7)
     Susan S. Boren .........     18,146(2)(7)      Lawrence Perlman ......     16,268(7)
     Jeffrey H. Curler ......     11,532(7)         Edward B. Pollak ......     14,867(7)
     Steven L. Erdahl .......    257,472(3)(8)      Paul C. Reyelts .......    513,055(3)(5)(10)
     Charles W. Gaillard ....      6,643(7)         Richard M. Rompala ....    668,138(3)(10)
     Mae C. Jemison .........          0(7)(9)      Michael P. Sullivan ...     15,511(6)(7)
     William L. Mansfield ...    152,852(3)         Richard L. White ......      3,984(7)
     Thomas R. McBurney .....     21,615(7)

     All directors and executive officers as a group ......................  1,930,971(3)(7)(10)

--------------------
(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2)  Includes 804 shares for which Ms. Boren is custodian for minor children.

(3) Includes shares indirectly owned as of October 31, 2001 through the Valspar 401(K) Employee Stock Ownership Plan and the Valspar Profit Sharing Retirement Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Rompala -- 3,539 and 3,149; Mr. Erdahl -- 18,728 and 0; Mr. Reyelts -- 38,917 and 11,754; Mr. Ballbach -- 5,009 and
     5,641; Mr. Mansfield -- 11,740 and 0; and executive officers as a group, 82,090 and 20,544. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Rompala, 519,263 shares; Mr. Erdahl, 122,363 shares; Mr. Reyelts, 125,788 shares; Mr. Ballbach, 75,651 shares; Mr. Mansfield, 120,637 shares; and executive officers as a group, 1,061,628 shares.

(4)  Includes 120 shares owned by Mr. Palen's wife.

(5)  Includes 30,080 shares owned by Mr. Reyelts' wife.

(6) Does not include 1,604 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.

(7) Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's Stock Option Plan for Non-Employee Directors, as follows: Ms. Boren, 6,050 shares; Mr. Curler, 5,500 shares; Mr. Gaillard, 3,250 shares; Dr. Jemison, 0 shares; Mr. McBurney, 6,750 shares; Mr. Palen, 5,700 shares; Mr. Perlman, 5,650 shares; Mr. Pollak, 5,750 shares; Mr. Sullivan, 6,100 shares; Mr. White, 2,000 shares.

(8) Includes 44,011 shares owned by Mr. Erdahl's wife and 3,224 shares held in trust for children.

(9)  Dr. Jemison was elected to the Board effective January 1, 2002.

(10) Percentages of the outstanding shares of Common Stock beneficially owned by these persons are as follows: Mr. Reyelts, 1.0%; Mr. Rompala, 1.3%; all directors and executive officers as a group, 3.9%.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2003 STOCKHOLDER PROPOSALS

     The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Corporation's proxy statement for its 2003 Annual Meeting of Stockholders is September 27, 2002. Additionally, if the Corporation receives notice of a stockholder proposal after December 11, 2002, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2002 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.


                                        By Order of the Board of Directors,


                                        /s/ Rolf Engh


                                        ROLF ENGH,
                                        SECRETARY

Minneapolis, Minnesota
January 25, 2002




--------------------------------------------------------------------------------

                          PLEASE SIGN, DATE AND RETURN
                       YOUR PROXY IN THE ENCLOSED ENVELOPE
                     OR VOTE VIA THE INTERNET OR TELEPHONE.

--------------------------------------------------------------------------------

                             THE VALSPAR CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints THOMAS R. MCBURNEY and RICHARD M. ROMPALA, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 27, 2002, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:


                          (CONTINUED ON THE OTHER SIDE)



                      [ARROW] FOLD AND DETACH HERE [ARROW]




                                   LOCATION OF
                             THE VALSPAR CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS

                          WEDNESDAY, FEBRUARY 27, 2002
                                   11:00 A.M.

MEETING ADDRESS:   VALSPAR RESEARCH CENTER
                   312 SOUTH 11TH AVENUE
                   MINNEAPOLIS, MINNESOTA 55415

PARKING:           VALSPAR CORPORATE OFFICES
                   1101 THIRD STREET SOUTH
                   MINNEAPOLIS, MINNESOTA 55415


                  NOTE: THESE TWO LOCATIONS ARE DIRECTLY ACROSS
                         FROM EACH OTHER ON 11TH AVENUE.

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                         PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]



(1)  To elect four directors (Class I) for a term of three years:

          FOR all nominees              WITHHOLD AUTHORITY
      listed (except as marked           to vote for all
          to the contrary)               nominees listed

                 [ ]                           [ ]

01 Thomas R. McBurney, 02 Richard M. Rompala,
03 Michael P. Sullivan, 04 Richard L. White

(Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

----------------------------------------------------------

(2) To approve an amendment to the Corporation's Stock Option Plan for Non-Employee Directors.

      FOR            AGAINST             ABSTAIN
      [ ]              [ ]                  [ ]

(3) To approve the ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Corporation.

      FOR            AGAINST             ABSTAIN
      [ ]              [ ]                  [ ]

(4) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.





SIGNATURE _____________________ SIGNATURE _____________________ DATE ___________
NOTE: PLEASE SIGN YOUR NAME EXACTLY AS IT IS SHOWN ABOVE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CORPORATE OFFICER, PLEASE GIVE FULL TITLE AS SUCH. EACH JOINT OWNER IS REQUIRED TO SIGN. PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE VIA THE INTERNET OR TELEPHONE.

                      [ARROW] FOLD AND DETACH HERE [ARROW]



                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

   INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 4:00 P.M. EASTERN TIME
                              ON FEBRUARY 26, 2002

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
    IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

--------------------------------------------------------------------------------
                                    INTERNET
                            http://www.eproxy.com/val

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                    TELEPHONE
                                 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                      MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
--------------------------------------------------------------------------------

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

                                                                      Appendix A

                    THE VALSPAR CORPORATION STOCK OPTION PLAN
                FOR NON-EMPLOYEE DIRECTORS, AS AMENDED 12/12/2001

SECTION 1.     PURPOSE.

         This plan is known as "The Valspar Corporation Stock Option Plan for Non-Employee Directors" and is hereinafter referred to as the "Plan." The purpose of the Plan is to promote the interests of The Valspar Corporation, a Delaware corporation (the "Company"), by enhancing its ability to attract and retain the services of experienced and knowledgeable independent directors and by providing additional incentive for these directors to increase their interest in the Company's long-term success and progress.

SECTION 2.     PARTICIPATION IN THE PLAN.

         Each director of the Company who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") will be eligible to participate in the Plan.

SECTION 3.     STOCK SUBJECT TO THE PLAN.

         Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) ("common stock"), not to exceed a maximum of 250,000 shares, and may be unissued shares or reacquired shares. If options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

SECTION 4.     NON-QUALIFIED STOCK OPTION GRANTS.

a.) For grants in respect of board service in fiscal year 2000 and prior fiscal years, each Non-Employee Director serving as a member of the Board of Directors of the Company on the December 31 immediately preceding each annual meeting of the stockholders of the Company, will automatically be granted on the date of such annual meeting a Non-Qualified Stock Option with a value equal to 50% of the amount of the current annual retainer and meeting fees paid to Non-Employee Directors for their service on the Board of Directors and board committees for the preceding fiscal year. The per share option exercise price will be equal to 100% of the Fair Market Value of one share of the Company's common stock on the date of grant, as determined by the closing price of the Company's common stock on the last business day prior to the annual meeting date.

b.) For grants in respect of service in fiscal year 2001, each Non-Employee Director serving as a member of the Board of Directors of the Company on October 26, 2001 will automatically be granted, on the date of the Company's annual meeting in 2002, a non-qualified stock option with a value equal to 100% of the annual retainer and meeting fees paid to Non-Employee Directors for their service on the Board of Directors and board committees during fiscal year 2001. The per share option price will be equal to 100% of the fair market value of one share of the Company's common stock on the date of grant as determined by the closing price of the Company's common stock on the last business day prior to such annual meeting.

c.) For grants in respect of service in fiscal year 2002 and subsequent fiscal years, each Non-Employee Director serving as a member of the Board of Directors of the Company on the date of the October board meeting in any year will automatically be granted on the date of such meeting a non-qualified stock option with a value equal to 100% of the amount of the current annual retainer and meeting fees paid to Non-Employee Directors for service on the Board of Directors and board committees during the current fiscal year. The per share option exercise price will be equal to 100% of the fair market value of one share of the Company's common stock on the date of grant, as determined by the closing price of the Company's common stock on the last business day prior to such October board meeting date. In the event no Board meeting is held in October of any year, the grant date shall be the last day of the current fiscal year and the per share option exercise price shall be equal to 100% of the fair market value of one share of the Company's common stock on the last business day preceding such grant date.

         The number of shares subject to the option will be determined by using the same option valuation model used to value options for purposes of the notes to the Company's audited financial statements for the prior fiscal year. If no option valuation model is used for financial reporting purposes, the Board of Directors will determine the appropriate model to be used for this purpose. All such options will be designated as Non-Qualified Stock Options. Each option will be immediately exercisable in full and have a term of ten years. Upon termination of a person's service as a director of the Company, such Non-Employee Director will be allowed to exercise the option for a period of three years after the date on which such person ceased to be a director, but in no event may the option be exercised after the expiration of its original term.

SECTION 5.     OPTION AGREEMENT AND EXERCISE OF OPTION.

         Promptly after determination of the number of stock options to be granted to each Non-Employee Director under Section 4, the Company will prepare and deliver a Non-Qualified Stock Option Agreement to each Non-Employee Director, containing the terms described in this Plan. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender (or deemed surrender through attestation) of previously acquired shares of common stock valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the Optionee shall have no rights as a stockholder with respect to such option.

SECTION 6.     WITHHOLDING OF TAXES.

         Upon exercise of an option, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of an option for all taxes required to be withheld.

SECTION 7.     NON-TRANSFERABILITY.

         Except as otherwise provided by the Committee, Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee, Optionee's legal representative or guardian or a permitted transferee may exercise the option.

SECTION 8.     DILUTION OR OTHER ADJUSTMENTS.

         The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

SECTION 9.     MERGERS, ACQUISITIONS, OR OTHER REORGANIZATION.

         The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

SECTION 10.    ADMINISTRATION AND AMENDMENT OF THE PLAN.

         The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee may suspend or discontinue the Plan or revise or amend it in any respect deemed advisable and in the best interests of the Company; provided, however, that no such revision or amendment would impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the Optionee without the consent of the Optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) change the designation of the class of individuals eligible to receive options, or (iii) materially increase the benefits accruing to Optionees under the Plan.

SECTION 11.    EFFECTIVE DATE OF THE PLAN.

         The Plan will become effective as of February 25, 1998, the date stockholders of the Company approve such Plan. The first option grant under this Plan will be granted on the date of the annual stockholder meeting held in 1999 to all Non-Employee Directors who were members of the Board of Directors on December 31, 1998. This Plan is being adopted to replace The Valspar Corporation Restricted Stock Plan for Non-Employee Directors, which will automatically terminate following the issuance of the restricted stock grant that was earned for services during 1997. The effectiveness of the amendments to Section 4 relating to grants in fiscal 2001 and subsequent years is subject to shareholder approval of such amendments.